Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Avanex Corporation 1998 Stock Plan, as amended, the Avanex Corporation 1999 Director Option Plan, as amended and the Holographix Inc. 2000 Stock Option Plan, as amended of our report dated August 27, 2007 (except for Note 12, as to which the date is August 29, 2008) with respect to the consolidated financial statements and schedule of Oclaro, Inc. (formerly known as Bookham, Inc.) included in its Annual Report (Form 10-K) for the year ended June 28, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
May 4, 2009